Exhibit 99.1

3rd Quarter, 2013 Earnings Call

07-Nov-2013

CORPORATE PARTICIPANTS

Ramses M. Erdtmann
SVP-Investor Relations, Administration, Pharmacyclics, Inc.

Robert W. Duggan
Chairman & Chief Executive Officer, Pharmacyclics, Inc.

Manmeet Singh Soni
Executive Vice President-Finance, Pharmacyclics, Inc.

Jesse McGreivy MD
Chief Medical Officer, Pharmacyclics, Inc.

Betty Chang
Vice President-Research & Biology, Pharmacyclics, Inc.

Urte Gayko
Senior Vice President-Regulatory, Pharmacyclics, Inc.

Maria Fardis, PhD, MBA
Chief of Oncology Operations and Alliances

OTHER PARTICIPANTS

Brian P. Skorney
Analyst, Robert W. Baird & Co. Equity Capital Markets

Whitney G. Ijem
Analyst, JPMorgan Securities LLC

Alan Carr
Analyst, Needham & Co. LLC

Jason D. Kantor
Analyst, Credit Suisse Securities (USA) LLC (Broker)

Katherine Xu
Analyst, William Blair & Co. LLC

Geoffrey Craig Porges
Analyst, Sanford C. Bernstein & Co. LLC

Michael J. Yee
Analyst, RBC Capital Markets LLC

Navdeep Singh
Analyst, Goldman Sachs & Co.

Joel D. Sendek
Analyst, Stifel, Nicolaus & Co., Inc.

Michael G. King
Analyst, JMP Securities LLC

Howard Liang
Analyst, Leerink Swann LLC

Matthew J. Andrews
Analyst, Wells Fargo Securities LLC

Operator: Good day, ladies and gentlemen, and welcome to the Pharmacyclics Third Quarter 2013 Earnings Conference Call. At this time, all participants are in a listen-only mode. Later we will conduct a question-and-answer session and instructions will be given at that time. [Operator Instructions] As a reminder, today's conference is being recorded. I would now like to turn the call over to Ramses Erdtmann.

Ramses M. Erdtmann SVP-Investor Relations, Education & Training, Pharmacyclics, Inc.

Thank you, operator, and welcome to our third quarter 2013 earnings conference call. We had experienced technical difficulties with file – with actually press releasing our earnings announcement earlier today, we filed our 8-K in the meantime, you may have seen it across the wire. I apologize for this delay. The press release will come out momentarily.

I'll start the call, and we just go ahead with the call. With me on the call is our entire executive team who will give prepared remarks from our CEO, Bob Duggan; our Executive Vice President of Finance, Manmeet Soni; our CMO, Dr. Jesse McGreivy and our Vice President of Research Biology, Dr. Betty Chang.

Before we start, let me remind you that this non-confidential presentation contains forward-looking statements about the business prospects of Pharmacyclics including expectations regarding Pharmacyclics' financial performance commercial products and potential future products in different areas of therapeutic research and development. Results may differ materially depending on the progress of Pharmacyclics' product program, actions of regulatory authorities available with capital future actions in the pharmaceutical market and developments by competitors and those factors detailed in Pharmacyclics filings with the SEC, such as the 10-Q, 10-K and 8-K reports.

I would now like to turn this call over to our CEO, Bob Duggan. Bob?

Robert W. Duggan Chairman & Chief Executive Officer, Pharmacyclics, Inc.

Thank you, Ramses, and thank you all for joining us today. Driven by continued excellent performance and clinical and regulatory activities, all of which are in line or ahead of Pharmacyclics public guidance, we have reported today yet another profitable quarter. Further, we are predicting to be profitable for both the current fourth quarter and our fiscal year-end 2013, in December. This positive financial condition is in part made possible by the well thought out, well planned and well executed Pharmacyclics Janssen Biotech agreement signed on December 8, 2011.

The partnership with Janssen has strengthened over the past two years; together we have started a very broad clinical development program with nine Phase III studies initiated as of today. Our development plan for ibrutinib to date covers most of the B-cell malignancies.

Most recently on October 30, Janssen announced the submission of a marketing authorization application to the European authorities seeking approval to market ibrutinib in Europe for use in relapsed or refractory CLL and MCL patients. We believe the acceptance of this filing could occur before year-end, leading to another milestone payment by our collaboration partner.

During the third quarter, our filing with the FDA, was accepted, and it was granted Priority Review, which is reserved for medicines, which could provide a significant improvement in the safety or effectiveness of the treatment, diagnosis or prevention of serious conditions when compared to standard applications. The FDA accepted final review completion date, otherwise known as PDUFA date to February 28, 2014.

We are working well together with the agency during this review period. The Breakthrough Therapy Designation is providing for quick turnaround of information and ongoing interactions. I have personally great respect for the FDA and their diligence through this review of the clinical data we have presented. At this time, we have no further update as to the status of the review of ibrutinib's pending drug application. We're hopeful we can provide you an update prior to year-end.

As of yesterday, and in line with our internal projections, our 391-patient ibrutinib versus Ofatumumab randomized RESONATE trial has recorded 117 patient events. This in turn calls for a protocol required interim analysis. As the findings of this readout are of material importance to all Pharmacyclics' stakeholders, we will publicly announce the result of this analysis on a timely basis. Currently and subject to change, we expect this to occur no later than the end of January 2014.

These past three months were not only very productive for our regulatory activities, but also we advanced greatly with our research and development programs. We have enrolled over 2,300 patients in company-sponsored studies with ibrutinib, over 800 principal investigators have been involved, and we are conducting trials in 37 countries around the globe.

For those of you who have not yet read about or otherwise been informed of the ibrutinib performance data released as of this morning, and to be presented at the upcoming ASH Meeting occurring in December of this year, I highly recommend you do so. We have filed the ibrutinib related abstracts, orals and posters with the SEC in a Form 8-K, so the investment community can review the progress that has been achieved.

According to the investigator reports, ibrutinib continues to perform both absolutely and relatively well in terms of response rates, duration, tolerability and decline in SAEs over time. We are quite pleased about this.

I will now turn the call over to our Executive Vice President of Finance, Manmeet Soni. Manmeet?

Manmeet Singh Soni Executive Vice President-Finance, Pharmacyclics, Inc.

Thank you, Bob. Good afternoon, everyone. Thanks for joining us today. Let's jump right into the details of Pharmacyclics' financial performance for the third quarter of 2013. As you have seen in the press release, we announced non-GAAP net income of $52.5 million for the quarter ended September 30, 2013, as compared to non-GAAP net income of $19.2 million for the quarter ended June 30, 2013. During the three months ended September 30, 2013, we recognized $75 million of revenue from regulatory milestones earned from Janssen.

These milestones were triggered upon the FDA's acceptance of our new drug application for ibrutinib. For the nine months ended September 30, 2013, we ended with $43 million non-GAAP net income, compared to $54.4 million for the nine months ended September 30, 2012. As you may recall, we previously guided that our non-GAAP net income will be near breakeven for the calendar year 2013. Good progress and achievements made during this quarter, our nine months non-GAAP net income is at $43 million, and GAAP net income is at $2.8 million.

As Bob mentioned, we now expect to be profitable on a GAAP basis for the quarter and year ending December 31, 2013. We continue to have a strong cash position, $560 million as of September 30, 2013, compared to $505 million as of June 30, 2013.

In addition, we have $52.2 million in receivables due from Janssen as of September 30, 2013, out of which $45.5 million was for expenses related to excess amounts and approximately $6.7 million was related to cost sharing expenses under our collaboration agreement.

We expect to receive these payments from Janssen during the fourth quarter of 2013. In summary, Pharmacyclics is in a strong financial position to support the launch of ibrutinib and further expansion of our research and clinical development programs.

Let's now review our operating expenses for the last quarter. As a reminder, the Janssen agreement provides a $50 million annual cap of the company's share of direct ibrutinib related development and commercial losses for each calendar year. We refer to any amounts incurred in excess of this annual cap as excess amounts.

These excess amounts are funded by Janssen up to a maximum of $200 million with an additional $25 million for interest charges. Excess amount shall be reimbursable only from the company's share of pre-tax profits after the third profitable calendar quarter for the product.

To date, a total of $84 million in excess amounts have been recorded as a reduction in operating expenses. And we have an additional $116 million available in excess amounts.

GAAP operating expenses for the three months ended September 30, 2013 were $25.7 million. These expenses are inclusive of a reduction of $45.5 million related to excess amounts. In comparison, GAAP operating expenses were $42.7 million for the three months ended June 30, 2013 and included a $20.4 million reduction due to the use of excess amounts.

As we exceeded the annual cap of $50 million during our second quarter, the company's share of all direct ibrutinib expenses during this quarter, chargeable under the collaboration agreement, were accounted for as excess amounts and therefore were borne by Janssen. Accordingly, there was an increase in the usage of excess amounts in this quarter over our last quarter.

In an effort to further describe the corporate expense level, we adjusted the GAAP operating expenses by excluding stock-based compensation expense and also the benefit from the use of excess amounts. Adjusting for these effects, the company's adjusted operating expenses were $61.1 million for the quarter ended September 30, 2013 as compared to $56.2 million for the quarter ended June 30, 2013. This increase in quarterly adjusted operating expenses of $4.8 million was driven by a number of factors including key commercial activities and building of our sales and marketing teams.

I would now like to turn the call over to our Chief Medical Officer, Dr. Jesse McGreivy. Jesse?

Jesse McGreivy Chief Medical Officer, Pharmacyclics, Inc.

Thank you, Manmeet. The number and quality of ASH abstracts, which were announced today, provide a good overview of our clinical and pre-clinical productivity. As Bob indicated, we announced a total of 21 abstracts, 10 of these were accepted as oral presentations and 11 as posters.

I will provide a brief overview of the clinical presentations and Dr. Betty Chang, our Vice President of Research Biology, will provide an update on the pre-clinical presentations. At ASH there are seven ibrutinib clinical abstracts this year of which four will be presented as oral presentations and three will be presented as posters.

Let me start with one of the posters by Dr. Susan O'Brien, et al., which we find to be an important update. This poster contains the long-term follow-up data of 148 CLL or SLL patients from our initial Phase I and Phase II monotherapy studies. Within the efficacy population of 140 patients, the overall response rate was 86.2% in the treatment naive group and 88.3% for the relapse/refractory group. With respect to adverse events determined to be related to study drug, the number of Grade 3 or higher adverse events declined from 24% as measured within the first year of treatment to 7% after the first year of treatment, and the serious adverse events declined from 8% to 0% respectively as adjudicated by the investigators.

[ph] Dr. Farouke (11:40) from the NIH submitted clinical data to ASH from the single agent ibrutinib study and CLL patients with and without deletion 17p; 26 deletion 17p and 21 non-deletion 17p of valuable patients with CLL were followed for 14 months. The overall response rate was 66% in both groups, and 94% when patients achieving a partial response with lymphocytosis were included.

The overall estimated event-free survival at 14 months was 93%. Importantly, four patients who were baseline positive for deletion 17p had no evidence of deletion 17p after ibrutinib therapy as assessed by FISH testing. Dr. Jan Burger will be presenting an oral presentation of an update of ibrutinib in combination with rituximab in high-risk CLL patients. With a median follow-up of 14 months, 32 of 40 patients continue on ibrutinib therapy, 87% achieved a partial response and 8% achieved a complete remission, accounting for an overall response rate of 95%.

Patient questionnaires revealed significantly improved overall health and quality of life after six months. Adverse events reported were in line with previous clinical updates. Dr. Brown and Dr. Younes will give each an oral presentation of clinical results from trials that evaluate ibrutinib in combination with chemoimmunotherapy. Dr. Brown concluded that ibrutinib in combination with bendamustine/Rituxan was tolerable and highly active and compares very favorably with historical controls.

Dr. Younes confirmed that acceptable safety profiles of ibrutinib when combined with R-CHOP with no new toxicity noted in patients with treatment naive diffuse large B-cell lymphoma.

Dr. Steven Treon from the Dana-Farber Cancer Institute will be presenting an update on 63 patients with relapsed or refractory Waldenstrom's disease. Treated with single agent ibrutinib, this trial continues to show impressive and durable responses in this difficult to treat population.

Overall, I'm very pleased with all the progress reported today and in the ibrutinib clinical development program.

Let me now turn this call over to Dr. Betty Chang who will cover some of the exciting pre-clinical ASH highlights.

Betty Chang Vice President-Research & Biology, Pharmacyclics, Inc.

Thank you, Jesse. This past quarter was very productive for our research and development group. This morning when the ASH abstracts were released, you were able to see the level of productivity that resulted from our broad clinical and preclinical ibrutinib program. Of the 21 total abstracts accepted at ASH on ibrutinib, 14 are correlative or non-clinical studies that focused on the further understanding of the mechanisms of how ibrutinib is it working in the various B-cell malignancies. This is a true testament of our commitment to patients as we continue to implement our pre-clinical findings into our clinical development program in order to create increasingly safe, efficacious and tolerable therapies.

I'd now like to highlight some of these recent findings this afternoon. Similar to our findings in mantle cell lymphoma patients in the recently published Blood article, Dr. Wiestner and his team at the NCI was able to determine that ibrutinib inhibits B-cell adhesion to its microenvironment and causes the malignant B-cells to release from the tissue and travel into the peripheral blood in patients with chronicle lymphocytic leukemia. Once in the periphery, these cells are no longer able to actively proliferate. This transient treatment induced lymphocytosis is visually confirmed by the dramatic reduction of the lymph nodes in ibrutinib treated patients. An important observation was that ibrutinib compromised the adhesion of both IgVH-mutated and non-mutated CLL cells to its microenvironment.

A second study also from the NCI was able to show that after one year of ibrutinib treatment, the drug lead to a significant increase in both IgA and IgM serum levels, while decreasing [indiscernible] (15:59) in CLL patients. The improvement in serum levels indicate that the patients are regaining normal levels of antibodies to fight infection. The improvement of the IgA and IgM serum levels was comparable for both treatment-naive and relapsed/refractory patients. These results suggest ibrutinib may be promoting the recovery of normal B-cell development while targeting the malignant B-cells, further supporting ibrutinib's safety and efficacy profile. The potential exists for improvement of patient wellness while on ibrutinib. And finally, I'd like to highlight a third correlative study by the NCI. Again, this abstract shows how ibrutinib treatment changed the content of the chemoattractance in the bone marrow, which resulted in a reduced capacity to attract CLL cells.

Ibrutinib has been shown to inhibit cytokine and chemokine secretion from CLL cells and T-cells. Cytokines and chemokines play a key role in the development and function of the immune system. In CLL, they regulate the trafficking of the malignant cells and are responsible for the recruitment homing of the cells into the blood, lymphoid tissues and bone marrow. And for the first time, we now show that ibrutinib that disrupts the microenvironment created by CLL in the bone marrow of patients. This is important because bone marrow is the site of production of billions of normal healthy blood cells per day in the human body, so by disrupting the tumor microenvironment in the bone marrow, patients regain their ability to produce normal levels of both red and white blood cells, once again, demonstrating the potential of ibrutinib to have a positive impact on patient wellness. So, these were just some of the highlights from the correlative and preclinical studies of ibrutinib have published in the ASH abstract today.

Now back to Ramses.

Ramses M. Erdtmann SVP-Investor Relations, Administration, Pharmacyclics, Inc.

Yes, thank you very much. Jamie, let's open the floor for questions.

Brian P. Skorney
Analyst, Robert W. Baird & Co. Equity Capital Markets

Hey, good afternoon, guys. Thanks for taking the question and congrats on all the progress that you've been making. I guess sort of first, the first question I have, did I hear you correctly, Bob, did you say that the number of PFS events in RESONATE necessary for you to have 117 events have now occurred?

Robert W. Duggan
Chairman & Chief Executive Officer, Pharmacyclics, Inc.

Yes, Brian.

Brian P. Skorney
Analyst, Robert W. Baird & Co. Equity Capital Markets

So I just – I mean, I didn't see that in the press release. So, it seems like it might be a really new data point, do you still think guidance for the outcome from that interim analysis is first quarter 2014? I mean it seems like you have enough time between now and the end of the year that we might see an update earlier.

Robert W. Duggan
Chairman & Chief Executive Officer, Pharmacyclics, Inc.

Yeah, we said prior to the end of January. So, I understand your view point. We're being conservatively realistic as we can there. Is – there are third-party evaluations that are required and therefore outside of our causation have been able to predict an earlier time line.

Brian P. Skorney
Analyst, Robert W. Baird & Co. Equity Capital Markets

Got you. And then I think there's been a lot of speculation in the market – the events surrounding Iclusig may have impacted the FDA's thought processes between single-arm studies. I guess you said you don't have any comments, but I wonder if you could add any more color in terms of do you think that there might be an AdComm to discuss ibrutinib's approval or have you seen any impact from the Iclusig events in your conversations with the FDA?

Robert W. Duggan
Chairman & Chief Executive Officer, Pharmacyclics, Inc.

Yeah, we really are very comfortable with the FDA process Breakthrough Therapy designation and we don't as a matter of course comment or engage in conversations about how they're treating other molecules. We do find that they're very, very thorough and reflective in their activities there. So, I would just stick with the comments that we've made regarding the FDA.

Brian P. Skorney
Analyst, Robert W. Baird & Co. Equity Capital Markets

Got you. And then just one last question, I noticed that your partner recently initiated a Phase III study of ibrutinib on top of R-CHOP or BR in previously treated indolent non-Hodgkin's lymphoma patients. I wonder do you guys – can you characterize your latest thoughts on what kind of the U.S., EU population for previously treated indolent non-Hodgkin's lymphoma patients are and your thoughts about why you wouldn't begin to pursue this in the front line setting immediately if there is enough confidence to move in Phase III in relapsed/refractory? Thanks.

Robert W. Duggan
Chairman & Chief Executive Officer, Pharmacyclics, Inc.

I'll turn that over to Jesse, Brian. Thank you for the question.

Jesse McGreivy MD
Chief Medical Officer, Pharmacyclics, Inc.

Yeah, Brian. Thanks for the question. A very good one. So, yes, our partner Janssen have initiated a Phase III trial of ibrutinib with either bendamustine/Rituxan or R-CHOP versus those chemotherapies as the control and this is a randomized trial Phase III as you've indicated. The patient populations include follicular lymphoma and marginal zone lymphoma. These are both common treatment options for relapsed follicular lymphoma. There really is no one standard of care for relapsed follicular lymphoma. There are many different treatment options given globally and it really – oncologists frequently select the treatment based on the patient that they're treating. If it's an elderly frail treatment patient, they may go simply with single agent Rituxan. If there is a patient that's been through priors and not previously had R-CHOP, they may prefer to do that if they're young, fit. So, it really depends on the patient you're treating but there really is no standard in the relapsed setting.

Then to address your question about how are we going to look at frontline follicular, we're looking closely at that space and there are a variety of options to evaluate ibrutinib in that space. To do a registration trial, this would require really essentially a large trial. There are other trials in that space and the sample sizes typically are between 800 patients to 1,000 patients with very long timelines because the progression-free survival interval for front-line follicular or indolent lymphoma patients is very, very long with available therapies. So, that being said, we – we do think ibrutinib has shown impressive activity in the initial indolent lymphoma patients we've treated and we are moving forward in multiple clinical trials across multiple settings for these patients.

Brian P. Skorney
Analyst, Robert W. Baird & Co. Equity Capital Markets

Great. Thanks, guys.

Jesse McGreivy MD
Chief Medical Officer, Pharmacyclics, Inc.

You're welcome.

Operator: Your next question comes from Cory Kasimov from JPMorgan.

Whitney G. Ijem
Analyst, JPMorgan Securities LLC

Hi, guys, this is actually Whitney on for Cory today. So, I guess first question, can you remind us if there is any interim analyses built into your other Phase III trials? And then secondly, if you could maybe just give us an update kind of quantitative or qualitative on your pre-commercial activities?

Jesse McGreivy MD
Chief Medical Officer, Pharmacyclics, Inc.

Yeah. So, this is Jesse. Thanks, Whitney, for the question. For the Phase III trials, which Pharmacyclics is currently running, we have the RESONATE-1 and the RESONATE-2. We've announced that there is an interim obviously for the RESONATE-2, we just discussed that today. We have not previously announced an interim for the other Phase III trials, that's currently not – not currently announced.

Robert W. Duggan
Chairman & Chief Executive Officer, Pharmacyclics, Inc.

Whitney, with regard to our pre-commercial activities, we made – we announced a decision previously that we were hiring and training and moving our salesforce into a position of readiness as is our marketing team. So, we are in that condition, currently, there is no further update on that.

Whitney G. Ijem
Analyst, JPMorgan Securities LLC

Got it. And then if I can maybe just ask one follow-up. There was, I guess two abstracts at ASH today regarding ibrutinib synergy with ABT-199. So I was just wondering if you could maybe talk a little bit about that and if there other – any other any other sort of mechanisms of action that might be particularly interesting in terms of synergy?

Jesse McGreivy MD
Chief Medical Officer, Pharmacyclics, Inc.

Yeah. So, those are based on pre-clinical studies, there is no clinical data evaluating BCl-2 inhibitor with a BTK inhibitor ibrutinib. So, those are very early studies. Certainly, there's a lot of interest in evaluating these sort of combinations, novel-novel combinations, and as the data evolves, we'll obviously be looking at that further. But I can't comment in terms of clinical activity or any plans to indulge or to get involved in those trials currently.

Robert W. Duggan
Chairman & Chief Executive Officer, Pharmacyclics, Inc.

Thank you, Whitney. Next question, operator.

Operator: The next question comes from Robyn Karnauskas from Deutsche Bank.

Robyn Karnauskas
Analyst, Deutsche Bank

Hi guys, thanks for taking my question. This is Mohit for Robyn and congratulations for the progress. My question is around the combination trial in multiple myeloma. Could you please provide more color on the design of the trial in terms of how long these patients could be dosed with Kyprolis and if this duration is capped and then do you plan to initiate studies in combination with REVLIMID as well? Thank you.

Jesse McGreivy MD
Chief Medical Officer, Pharmacyclics, Inc.

Yes. So, certainly, we've announced the PCYC-1119 study. This is a Phase I-II clinical trial. The trial has two components, the Phase I component and Phase II. The initial part of the trial, up to 42 patients will be treated on a dose escalation safety-finding portion of the trial. Depending on the results from that trial, assuming if that's favorable, we'll move to the Phase II portion, which is a randomized trial looking at 144 patients, 72 patients per arm. Ibrutinib will be given until progression.

Robert W. Duggan
Chairman & Chief Executive Officer, Pharmacyclics, Inc.

Does that answer your question?

Robyn Karnauskas, Deutsche Bank

Yeah. So, I mean, my question was, are you planning to cap Kyprolis and then do you plan to initiate similar studies in combination with REVLIMID as well?

Jesse McGreivy MD
Chief Medical Officer, Pharmacyclics, Inc.

We are currently planning to treat – this is dosing per the label is my understanding.

Maria Fardis
Chief of Oncology Operations and Alliances, Pharmacyclics, Inc.

So, so for carfilzomib dosing, it is per label and there's additional dose escalation is being considered as well. Does that address your question?

Robyn Karnauskas, Deutsche Bank

Yeah, it does. Thank you.

Operator: The next question comes from Alan Carr from Needham.

Alan Carr
Analyst, Needham & Co. LLC

Hi, thanks for taking my questions. Wonder if you can comment a bit more about some of the details around the launch with J&J, how you all are going to split up responsibilities there in terms of sales forces and marketing strategy? Thanks.

Robert W. Duggan
Chairman & Chief Executive Officer, Pharmacyclics, Inc.

Yeah. So we've currently announced really effectively a 50/50 full-time equivalent split in terms of the field sales force. And so I think that adequately responds to your question.

Alan Carr
Analyst, Needham & Co. LLC

Can you provide any more details around – are you going to have overlap in certain territories and that sort of thing? Any information around that and how long...?

Robert W. Duggan
Chairman & Chief Executive Officer, Pharmacyclics, Inc.

There will be a de minimis amount of overlap as some territories that are particularly small, but inhabited by sales personnel from Janssen so we can conveniently take advantage of that, yes.

Alan Carr
Analyst, Needham & Co. LLC

And how was strategy developed for marketing in the U.S., is that a 50/50 effort as well, or..?

Robert W. Duggan
Chairman & Chief Executive Officer, Pharmacyclics, Inc.

We lead the strategy discussions, but it's not something that we really want to go into detail publicly. So, I hope that gives you an adequate response to it. We are the senior strategists. But we only operate in close consultation, and in full respect of Janssen's success in launching new products, and sell-through on the products they currently have in market. Effectively, we'll have about 230 people into the market, less than 70 will be our own but when you look at full time equivalents, we're really running somewhere in the neighborhood of 125 people.

Alan Carr
Analyst, Needham & Co. LLC

Okay. And thanks very much for taking the question and congratulations on your progress.

Robert W. Duggan
Chairman & Chief Executive Officer, Pharmacyclics, Inc.

Thank you. Appreciate it.

Operator: The next question comes from Jason Kantor from Credit Suisse.

Jason D. Kantor
Analyst, Credit Suisse

Great. Thanks for taking my question and congrats on all the clinical progress. I just wanted to expand on one of the earlier questions about looking at novel-novel combinations and do you have any plans now to more aggressively move your own HDAC inhibitor into a variety of trials and combinations and what's the status with the immunomodulatory BTK inhibitor that's preclinical?

Jesse McGreivy MD
Chief Medical Officer, Pharmacyclics, Inc.

Yeah, so, thanks, Jason. Currently, we're looking at a variety of novel-novel combinations. As far as the HDAC, we're continuing to evaluate that program. We've seen impressive results, and in lymphoma, particularly follicular lymphoma and we're looking at our options to move that forward whether it would be in monotherapy or combination trials.

With regard to the pre-clinical program, that is in the talk stage, and we hope to have an announcement end of this year/early next year on the status of that. Overall, we have no new update. That continues to move forward.

Jason D. Kantor
Analyst, Credit Suisse

And if I could ask a follow-up of Bob, just a big picture strategic – thinking a year or two in the future, when you've got all these clinical trials either well underway or done, what are you thinking in terms of expanding the footprint for PCYC, are there things that you would look to bring in and to acquire now that you have a big currency?

Robert W. Duggan
Chairman & Chief Executive Officer, Pharmacyclics, Inc.

Jason, thanks for the question. Yes, postulating the success of what you've just predicted, that would be a pretty strong certainty. We would look for additional things to enhance our growth platform. I think the timing is pretty much as you've laid out. We have some thoughts in that direction, but until we formalize them, we won't be discussing them publicly, but basically, yeah, we're here to grow our business predictably. It will, in time, require additional molecules, but at this time we've not fully explored the reach of ibrutinib either in solid tumors or on the autoimmune side. So, much of this discussion will be activated post a realization of a potential IND on the [ph] 454 series (32:00) as that would consume a lot of internal energy to make that happen.

Jason D. Kantor
Analyst, Credit Suisse

All right, thank you.

Robert W. Duggan
Chairman & Chief Executive Officer, Pharmacyclics, Inc.

You're welcome.

Operator: The next question comes from Katherine Xu from William Blair.

Katherine Xu
Analyst, William Blair & Co. LLC

Hi, good evening. Just curious, could you just remind us the number of patients in those two NDAs and how long the treatment duration in those patients? And just again, in the light of the Iclusig event these days and do you think you need to provide more data outside of those two NDAs, so that the safety picture and the treatment duration would be more and more convincing and reassuring?

Urte Gayko
Senior Vice President-Regulatory, Pharmacyclics, Inc.

This is Urte Gayko. So in regards to what we submitted, we submitted Phase II data for each, relapsed/refractory MCL and relapsed/refractory CLL. I'm not going to go into the detailed numbers, but in terms of referring you to what we have either ourselves or investigators have presented, I refer you to look in previous presentation for ASH or the publication for The New England Journal of Medicine. And otherwise, I have no other comments you know on the regulatory activities, as soon as we do, we will certainly share them with you.

Katherine Xu
Analyst, William Blair & Co. LLC

Okay. So there is a preclinical abstract talking about potential antagonism between ibrutinib and Rituxan; just curious about what the potential impact that could be?

Jesse McGreivy MD
Chief Medical Officer, Pharmacyclics, Inc.

Yeah, thank you, Katherine. This is an interesting publication and we're certainly aware of it and follow the story. The story really is focused on the preclinical data. When you move to the clinical data, the story is less compelling. Certainly, we don't have large randomized trials to answer your question, but when just looking at Phase III data, which we have, for example, Jan Burger's study, which evaluated ibrutinib in combination with rituximab in previously treated high-risk CLL patients, the overall response rate is approximately 95%.

So, this – there does appear to be synergy when comparing to ibrutinib monotherapy where typically the response rates are between 70% and 80%. Now these are comparing Phase II cross studies, so it's difficult to generalize. But there does appear to be a synergy in terms of response and increased complete responses appear to be somewhat higher when you add anti-CD20 monoclonal antibody. Really we need a larger randomized data to fully answer this question. And those trials will be going or ongoing.

Katherine Xu
Analyst, William Blair & Co. LLC

Does that make sense to move most of the studies to GA101 or do you want to keep the dose or expanding on those Rituxan containing studies?

Jesse McGreivy MD
Chief Medical Officer, Pharmacyclics, Inc.

Yeah, it's another good question. GA101 has shown impressive activity in terms of progression-free survival in front-line elderly or front-line patients, I should say, with – combination with Chlorambucil. And outside of that clinical setting, there's really – there is no other randomized Phase III data. So, it's really hard to know if the results that we're seeing in this patient population translate to other aggressive or indolent lymphomas. And there are additional trials that I believe are going on that will answer further questions. So we follow this closely and GA101 appears to be an activation showing good activity. So, invariably there is going to be an interest by physicians and patients in receiving the best possible therapies.

Katherine Xu
Analyst, William Blair & Co. LLC

Thank you.

Operator: The next question comes from Geoff Porges from Bernstein.

Geoffrey Craig Porges
Analyst, Sanford C. Bernstein & Co. LLC

Thank you very much for taking the question. First a question on one of the abstracts that you highlighted at the meeting. In the monotherapy abstract, it appears that some 58% of patients are still on treatment at 20 months. It sort of suggests that the duration of therapy for the relapsed and refractory patients will be somewhere in the range of 24 to 26 months.

First, I was just wondering if that's a reasonable inference for us to be thinking about? And then secondly, as you're looking at all of these combinations, and as you're looking at the preclinical data, what are your thoughts about the possibility of discontinuation of ibrutinib in patients who've been on therapy and had a very deep response, certainly some of your potential competitors in CLL are discussing such a concept and given what you know about the mechanism of action of ibrutinib, would that be a feasible approach to consider in future trials?

Jesse McGreivy MD
Chief Medical Officer, Pharmacyclics, Inc.

Yeah, two very good questions, I'll try and address each of them. The first question in relation to duration of therapy, the data really is the data. Currently available data we have not reached the median duration of treatment for patients with CLL on ibrutinib. Speculating how long that's going to be is actually fairly difficult. Curves like that – can – they can plateau and continue for a long periods without reaching a duration, if you reach a population where you've truly defined a clinical benefit or there may be continued decrement to that curve over time, but we're encouraged that we have not reached the median with quite a bit of follow-up as noted.

Looking at in the second part of your question, which is discontinuation of ibrutinib. We currently have patients on ibrutinib out three years or beyond. I believe there's patients approaching four years now. So, there are a number of patients who have been on ibrutinib many, many years and are doing well. We – what we know from our insight into our clinical trial is that some patients who discontinue ibrutinib have a progression in a relatively short period of time, and this may be a difficult proposition to study ibrutinib, and given the mechanism of action, certainly one would expect to discontinue ibrutinib would potentially put a patient at risk.

We don't have good data to address this question fully but from the limited data we have internally and we've looked at in our trials and there certainly is potential risk to patients that progress upon discontinuation. There are certainly may be some patients who also discontinue ibrutinib after a prolonged period where they have a continued response after discontinuation but evaluating that in a clinical setting would be something down the road. Certainly right now, we're trying to establish that ibrutinib is effective and tolerated therapy over – until progression. And we need to establish that fully before we address discontinuation questions.

Geoffrey Craig Porges
Analyst, Sanford C. Bernstein & Co. LLC

Thanks very much.

Robert W. Duggan
Chairman & Chief Executive Officer, Pharmacyclics, Inc.

Jeff, just to expand on that, we are seeing as noted in the – a number of the papers being published, an increase in patient wellness. We are seeing a reduction in significant adverse events: rate of, seriousness of. So, I doubt discontinuation unlike perhaps in some other therapies will be caused by lack of tolerability of this oral dose. So that's one thing to factor. Two, you know probably better than most online here, that we are a signal inhibitor, so if you remove the signal inhibitor, the signal now gets sent. And we know what the signal does when it's not inhibited. So, those are factors that will have to be kept in mind, and it would require some extensive studies, to prove one point out over the other. But I think those – these points are meaningful in taking that into consideration.

Geoffrey Craig Porges
Analyst, Sanford C. Bernstein & Co. LLC

Thanks very much.

Robert W. Duggan
Chairman & Chief Executive Officer, Pharmacyclics, Inc.

You are welcome. Operator, next question.

Operator: The next question comes from Rachel McMinn from Bank of America. Rachel McMinn, your line is open, please check your mute button. Rachel McMinn, your line is open, please check your mute button. If you're using a speaker phone, please lift the handset. We'll move on to the next question. The next question comes from Michael Yee from RBC Capital Markets.

Michael J. Yee
Analyst, RBC Capital Markets LLC

Hi. Thanks for the question. For Bob or for your commercial team. Maybe you could talk about what the Street's expectation should be for the launch of the drug. I know a lot of people are thinking about this like a GLEEVEC or REVLIMID type of launch. Is there anything that should caution us to that launch? Is there any differences in how this launch should be versus any of the myeloma drugs? Maybe you could talk about the shape of the curve in the first year.

And then the second question, just really quickly, as you did say that RESONATE-1 study is coming possibly by the end of January. Do you expect to file that back to FDA? Is it rational to assume that FDA would want to see that study? Just to get that clear before they approve the drug. How should we think about that getting to the FDA and whether that would lead to any delay or not?

Robert W. Duggan
Chairman & Chief Executive Officer, Pharmacyclics, Inc.

Michael, I appreciate the breadth of your questions, and how much help it would provide, if I could answer them accurately. But first, without pay of course. But, first things first, we need an approval and a label. So that's what our attention is on, that's the work that we're now doing. Labels impact a drug and the promulgation of drugs. So, allow us to get that first, and once we get that and then we see and characterize the market uptake, we can be a little more expansive. But we're very willing to inform the owners of the business as to how we're doing. But I think it would be premature to jump in and do it at this point.

Michael J. Yee
Analyst, RBC Capital Markets LLC

Okay, and then maybe for Jesse, just thinking about...

Robert W. Duggan
Chairman & Chief Executive Officer, Pharmacyclics, Inc.

Yeah, excuse me. With regard to RESONATE, I think any information that informs the clinicians, patients and the FDA as to response rate, duration, tolerability of the drug is important. So, I think that, hopefully, that adds a little color to your questions is with regard to RESONATE.

Michael J. Yee
Analyst, RBC Capital Markets LLC

Thank you.

Robert W. Duggan
Chairman & Chief Executive Officer, Pharmacyclics, Inc.

You're welcome.

Operator: The next question comes from Navdeep Singh from Goldman Sachs.

Navdeep Singh
Analyst, Goldman Sachs & Co.

Hey, guys, and thanks for taking my questions and I echo everyone by saying congrats on the progress during the quarter. Quick question on Gilead. Do you believe Gilead has any edge by launching idelalisib with a label recommending use in combination with Rituxan versus the monotherapy label that we're all expecting for ibrutinib?

Robert W. Duggan
Chairman & Chief Executive Officer, Pharmacyclics, Inc.

What was that last clause on that sentence, please, Navdeep?

Navdeep Singh
Analyst, Goldman Sachs & Co.

Yeah. So, the question was, do you think Gilead has any edge launching idelalisib with a label recommending use in combination with Rituxan versus ibrutinib which is expected to launch with a monotherapy label?

Robert W. Duggan
Chairman & Chief Executive Officer, Pharmacyclics, Inc.

I'll hand it over to Jesse.

Jesse McGreivy MD
Chief Medical Officer, Pharmacyclics, Inc.

Yeah, thanks for the question. I think ultimately patients and oncologists are going to be looking for the treatment options, which provide the most efficacious outcomes and over the longest period of times with the best tolerability profile. I don't think certainly elderly patients with indolent lymphoma or patients with any lymphoma want to go get infusions over pills. They want to know what are the best treatments and when, as an oncologist, when you see a patient for the first time, they're really looking for what is their best option, what is their best shot because they know that the first treatment or whatever subsequent treatments, those are critical things for those patients to take on.

So, really, idelalisib in combination with Rituxan is an active regimen with reasonable durability and we're very encouraged by our results by single-agent ibrutinib and combination data that we have from Phase II trials and we have multiple Phase III trials ongoing in [indiscernible] (45:57) that will bring that data in the future. So, we're encouraged by the fact that ibrutinib can be given either as a monotherapy or in combination. And, so overall, I think ultimately, it really boils down to what are the best treatment options and I think both represent options. What is not clear is as a monotherapy, certainly in CLL, is idelalisib going to come forward; they appear to be favoring in combination of CD20 antibodies and they have submitted monotherapy for indolent lymphomas.

Navdeep Singh
Analyst, Goldman Sachs & Co.

Okay. Thanks, Jesse. A quick follow-up on -

Navdeep Singh
Analyst, Goldman Sachs & Co.

Yeah.

Robert W. Duggan
Chairman & Chief Executive Officer, Pharmacyclics, Inc.

As we've said a number of times, our view of drug value is a very simple formula: it's drug efficacity, durability, tolerability, ease of dosing; over: patient trauma/setbacks, short, intermediate and long-term squared. And that's how we look at it. And I think that's how patients will look at it and that proved to be very reliable and predictable in the world of robotics, and we see the same thing happening in the world of biotech.

Navdeep Singh
Analyst, Goldman Sachs & Co.

Okay, got it. And then a quick follow-up. I noticed that you initiated a Phase III trial of ibrutinib and relapsed/refractory on indolent non-Hodgkin's lymphoma during the quarter. Just, again, another competitive question: based on the monotherapy data available, how do you think ibrutinib stacks up against idelalisib in indolent non-Hodgkin's lymphoma, which is expected to – as you know, idelalisib is expected to receive approval in late 2014 for the double-refractory setting?

Jesse McGreivy MD
Chief Medical Officer, Pharmacyclics, Inc.

Yeah, I mean I think it's difficult to make comparative statements like this across small numbers. Idelalisib in monotherapy, the abstract, which I saw published at ASH had a response rate of about 57% with some durability to that. So, idelalisib does appear to be an active agent for patients who are, as you say, double refractory. Looking at ibrutinib, we have treated a number of patients to date, but we need to generate additional data for me to provide full color into addressing that question.

Navdeep Singh
Analyst, Goldman Sachs & Co.

Okay, thanks guys.

Robert W. Duggan
Chairman & Chief Executive Officer, Pharmacyclics, Inc.

You're welcome.

Operator: The next question comes from Joel Sendek from Stifel.

Joel D. Sendek
Analyst, Stifel, Nicolaus & Co., Inc.

Hi, thanks a lot. I have two questions. Just, one, is there any way to gauge at all how long the European review will take? And my second question is on another endpoint for ibrutinib that some people are looking at, minimal residual disease negativity. Are you looking at that in any of your studies or will we have any data on that at ASH? Thank you.

Urte Gayko
Senior Vice President-Regulatory, Pharmacyclics, Inc.

This is Urte Gayko, I can comment on the first part of the question. So, just acknowledge our partner Janssen announced a couple days ago that we did submit the European market application for relapsed/refractory mantle cell and CLL. We anticipate this review to be like a more typical European review, you know, that it close, somewhat, in the range of a year time period.

Joel D. Sendek
Analyst, Stifel, Nicolaus & Co., Inc.

Thanks.

Robert W. Duggan
Chairman & Chief Executive Officer, Pharmacyclics, Inc.

Jesse, part two.

Jesse McGreivy MD
Chief Medical Officer, Pharmacyclics, Inc.

Yeah, thanks. To address that question on MRD negativity, in our initial Phase II trials, as we have indicated previously, we did not fully capture MRD negativity status. And moving forward in our Phase III trials we are capturing this data and we do plan to share this when this is available at times of publication for those Phase III trials that are ongoing.

Joel D. Sendek
Analyst, Stifel, Nicolaus & Co., Inc.

Okay, but nothing at ASH, you don't think?

Jesse McGreivy MD
Chief Medical Officer, Pharmacyclics, Inc.

No, the Phase II trials that we have, we really are providing all the data which we have and, as I've mentioned, we did not capture, in the single arm, every patient MRD negativity. There are patients who have achieved MRD negative status and you can review some of the abstracts to look at where those are occurring. So, we have achieved MRD negativity in some patients, but it wouldn't be reliable to report a percent of MRD negativity for the Phase II data and we are capturing that for the ongoing Phase III trial. So, we do expect to see MRD negativity, we just don't have the full number to report.

Joel D. Sendek
Analyst, Stifel, Nicolaus & Co., Inc.

Understood, thanks a lot.

Robert W. Duggan
Chairman & Chief Executive Officer, Pharmacyclics, Inc.

You're welcome.

Operator: The next question comes from Mike King from JMP Securities.

Michael G. King
Analyst, JMP Securities LLC

Good afternoon, guys, thanks for taking my questions. Most of my questions have been answered. I thought I would ask a couple regulatory questions and I know you're loath to answer. But I'd rather put them up out there anyway. First is with regard to some push back that I've heard from investors, kinda along the line of Katherine Xu's question as well as Brian Skorney, with respect to any thoughts about the potential for black box warning? I can't conceive of anything in the ibrutinib data set that would warrant such a thing. But is that something that is in the realm of possibility and if so what could that possibly be?

Urte Gayko
Senior Vice President-Regulatory, Pharmacyclics, Inc.

This is Urte Gayko. So just as you started your question that this really would be a responsibility of the FDA and there's nothing for us to comment on. I mean we are very much looking forward going through this review process and as soon as we have an approved label, we will carefully review it with all of you.

Michael G. King
Analyst, JMP Securities LLC

Okay. And then I just wanted to follow up with regard to Bob's opening comments regarding the relationship with FDA. I'm just curious what your thoughts are as a general comment for the industry about the value of breakthrough therapy designation because we've carefully counted the time it took for the FDA to approve such true breakthrough therapies in oncology, like XTANDI or Ivacaftor from Vertex. And if I count correctly, you guys are well past those timelines, and while ibrutinib is held up as the poster child of BTD. So it seems like the FDA already had mechanisms in place to approve drugs on an expedited basis if they wanted to. So, I'm just trying to understand or hoping you can help us understand what the value of BTD is in your mind.

Robert W. Duggan
Chairman & Chief Executive Officer, Pharmacyclics, Inc.

Thank you, Mike. And keep in mind we submitted over 500,000 pages of material, so that was a very complete submission. We've had in excess of 11 thorough on-site and off-site inspections; that takes time to collect that data and review it. We're very pleased with our progress. This multi-factorial – achievement of label is multi-factorial. One is the quantity and quality of data submitted and two is the amount of time that the FDA has to spend on that data and the speed that they can respond.

We have found in our case, and it's only – I can only report in our case that they've been very responsive, very consultative and very helpful in the entirety of the process. What else they do during that time that they're spending, I really don't know. I imagine they're incredibly busy people. But I've been through Phase IIIs in my previous company and have heard about Phase IIIs at Pharmacyclics and I know that some people that felt that they do take quite a bit of time. The response rates here have been phenomenal and I really applaud the FDA for their timeliness, even during the government layoffs, these people were working perhaps some even without pay to help make this happen. They are truly interested in bringing viable drugs to market as quickly as possible. So, we've been impressed with our interactions.

Michael G. King
Analyst, JMP Securities LLC

Thanks for the clarification. I appreciate it.

Robert W. Duggan
Chairman & Chief Executive Officer, Pharmacyclics, Inc.

You're welcome.

Operator: The next question comes from Howard Liang from Leerink Swann.

Howard Liang
Analyst, Leerink Swann LLC

Hi, thanks very much. Was the initiation of the Phase III in indolent NHL as a result or informed by any interim result from the Phase II, or was it pre-planned to move forward anyway?

Jesse McGreivy MD
Chief Medical Officer, Pharmacyclics, Inc.

Thanks, Howard. So, the overall we found that when we looked at our initial patients treated with follicular lymphoma in the first in-human study that we were seeing very encouraging results. The response rates, the durability response, progression-free survival that we saw in those initial 16 patients of follicular, for example, and a few patients with marginal zone that we had encouraging results. We published the follicular results last year at ASH and those certainly were very positive and influenced our thinking. As far as the ongoing Janssen Phase II follicular trial, I'm going to defer comments to that to our partner Janssen but we do evaluate all of our data when moving forward, but I couldn't comment on was there any interim analysis or anything, that I'll defer to our partners Janssen.

Howard Liang
Analyst, Leerink Swann LLC

Okay. Can you talk about your pre-commercial activities around ASH and would you be ready to launch ibrutinib if it is approved by then?

Robert W. Duggan
Chairman & Chief Executive Officer, Pharmacyclics, Inc.

Howard, this is Bob. We have said, we're in a ready to go mode, so that captures the intent of your question and hopefully respond adequately.

Howard Liang
Analyst, Leerink Swann LLC

Okay, great. Thanks much.

Jesse McGreivy MD
Chief Medical Officer, Pharmacyclics, Inc.

You're welcome, Howard. Operator, we have time for one additional question.

Operator: And final question comes from Matthew Andrews from Wells Fargo Securities.

Matthew J. Andrews
Analyst, Wells Fargo Securities LLC

Good afternoon. Thanks for fitting me in, two quick ones. As follow-up to the impressive update on the Phase II Waldenstrom's data in Europe, can you discuss what the strategy may be in Waldenstrom's? Do you have any clarity from EMA whether you'll need a randomized study? And then second, just as follow-up to Brian's question at the beginning, could this new Phase III in relapsed-refractory NHL serve as a supportive study for approval of ibrutinib monotherapy in the dual-refractory iNHL population? Thank you.

Robert W. Duggan
Chairman & Chief Executive Officer, Pharmacyclics, Inc.

Jesse.

Jesse McGreivy MD
Chief Medical Officer, Pharmacyclics, Inc.

Thank you, Matthew. As far as the strategy in Europe for Waldenstrom's, we're currently evaluating that. We're – we don't have a formal announcement on what is our registration plan in Europe, but we're looking at all – what data will it take. We're engaging people we need to engage to address that question. And with regard to the second question on the follicular, I would say that's really a review issue. We look at the results of the data and then depending on the results of the data, we would then assess does this warrant a filing or not. Is this at the level of what we can stand in front of the FDA and say that we just think it deserves a label on it. So, ultimately, we review all data and then make that assessment. It's hard to know without seeing the data if that's a yes or no.

Matthew J. Andrews
Analyst, Wells Fargo Securities LLC

Okay. Thank you.

Robert W. Duggan
Chairman & Chief Executive Officer, Pharmacyclics, Inc.

Operator, I'll give a wrap-up comment. Thank you very much for joining us on the call today. We do look forward to providing you with further updates of our clinical and regulatory activities in the months to come. At Pharmacyclics, our star high mission and vision is to usher in a new era of patient-friendly oncology medicine. Let me close with a wonderful patient experience we learned about from one of our many happy investigators just a few days ago.
One of our patients who was literally early dying three years ago according to her report came unexpectedly into her office to visit and to give her a big thanks and a hello for all that she's done for him, moving him forward on the ibrutinib protocol and the trial. The patient said that he was forever indebted. The investigator indicated to us "this happens so often that it just makes you want to be a part of all this change to see a deadly condition turn into something that patients can co-exist with is just humbling."

So, thank you for your participation today. This ends our conference call and we look forward to talking to you in the future. Thank you so much.

Operator: Ladies and gentlemen, that does conclude the conference for today. Again, thank you for your participation. You may all disconnect. Have a good day.